UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Consent Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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[  ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

CRITICARE SYSTEMS, INC.
________________________________________________________________________________________________________
(Name of Registrant as Specified in Its Charter)

BLUELINE PARTNERS, L.L.C. ________________________________________________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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BlueLine Answers Questions on Criticare Consent Solicitation

DANVILLE, Calif., Sept 26 /PRNewswire-FirstCall/ – In connection with its solicitation of written consents at Criticare Systems, Inc. (AMEX: CMD), BlueLine Partners has identified the following common questions:

1.     Does BlueLine intend to seek a sale of the company?

In December 2005, BlueLine purchased a large block of shares from Oxford Bioscience at $4.54 per share. We purchased those shares believing the company’s prospects would lead to a significantly higher share price. We have been disappointed, but BlueLine believes such results are still possible – and we are prepared to roll-up our sleeves to help make it happen. BlueLine believes that it – along with all other stockholders — stands to make a lot more money from its investment by fixing the company and raising the stock price than would be the case from seeking a sale of the company at today’s prices.

2.     Does BlueLine plan to seek cuts in Criticare’s R&D spending?

Absolutely not. Over the last two years, BlueLine has made more than a dozen SEC filings detailing areas where it believes Criticare’s performance can be improved. Not once in these filings or in any discussion with management, the board of directors or other stockholders has BlueLine suggested any cuts in R&D spending. In fact, BlueLine, like many other observers of the company, believes that Criticare’s R&D capabilities represent one of its most valuable assets. Were other expenses more in line and were management more successful in developing the company’s OEM strategy, BlueLine believes R&D spending would be and should be higher.

3.     Does BlueLine intend to seek changes in Criticare’s management?

BlueLine’s focus is not on management, it is on performance. BlueLine believes the company is failing to execute on its current opportunities due to weaknesses in the company’s ability to manufacture products efficiently, to sell its products, and to manage its new relationships with larger strategic partners. BlueLine also believes that with 2006 to be the first year since 1995 where the company will report a profit, Criticare’s cost structure is too high and must be brought under better control before investors are likely to receive meaningful benefit from the company’s continued operations. Criticare’s R&D and product development strengths can only take the company so far – if other departments cannot execute as required, personnel changes will likely be required.

4.     Why is BlueLine seeking to re-form Criticare’s board?

According to the company’s recent press release, the most recently completed quarter will be the fourth in a row in which the Company has fallen short of analyst guidance. In Q4, the company will report revenue of $7.1 million; this misses analyst revenue expectations by almost 30% and is down more than 10% from the $8.0 million reported a year earlier. Since the company lost money in Q3 on $7.8 million in revenue, BlueLine expects losses to increase in Q4. In filings and press releases, management highlights a “near record” year in 2006 while failing to note the declines in revenue and earnings during the second half of the year. Despite management’s efforts, Criticare’s stock price declined from $5.10 in May 2006 to less than $2.80 in August 2006. Most of the rise since then occurred immediately after BlueLine announced its plans to seek changes at the company.

BlueLine believes the company has had sufficient time to reform its operations but has failed to do so and is currently executing well below its potential. BlueLine believes this conclusion is supported by the company’s own statements. For example, in its April 27, 2005 press release, Criticare announced a $7.7 million purchase order from Medrad for product to be delivered during the first two quarters of fiscal 2006. Recent company filings disclose that Medrad sales for all four quarters of fiscal 2006 were only $5.18 million. In late 2005, Criticare’s CEO twice stated that a second major gas bench OEM relationship was expected by year-end. Now, ten months later, no second contract has been announced and no explanation has been given. Even the 17% revenue growth experienced in fiscal 2006 is disappointing, BlueLine believes, once it is noted that the improvement was off a 2005 revenue base ($26.8 million) that was lower than reported by Criticare for 12 of the last 14 years. Between 1998 and the “near-record” year in 2006, Criticare’s average growth rate is only 1.46%.

BlueLine believes that management’s descriptions of Criticare’s future potential are no longer sufficient and the company’s stockholders must take action to protect their interests and to preserve the value inherent in the company’s business. BlueLine’s intention is to re-form Criticare’s board of directors to include individuals with the experience and commitment necessary to determine why the Medrad, Alaris and gas bench initiatives have not developed as expected and what can be done to improve the situation. BlueLine believes that its nominees are more capable of this task than are the company’s current directors.

BlueLine’s nominees include Robert Munzenrider, the former CFO of St Jude Medical (NYSE: STJ), an international medical device manufacturing and marketing company. Mr. Munzenrider also currently serves as a director of two other public medical device companies. In addition to his healthcare expertise, Mr. Munzenrider has extensive financial and operating experience. Mr. Munzenrider has agreed to serve as audit committee chairman. According to company filings, Criticare’s current audit committee chairman, Steven Tannenbaum, has no experience with any other public company boards and his principal business experience is as president of a one-partner accounting firm that is not currently authorized to practice before the Public Company Accounting Oversight Board.

Another BlueLine nominee, Cindy Collier, has for the last 20 years worked as a consultant to medical practitioners and hospitals. Ms. Collier is expected to provide expertise and assistance in better managing customer-facing issues, including addressing the company’s inability to date to gain access into various hospital buying groups. Higgins Bailey, the company’s chairman and one of the directors Ms. Collier would replace, has for the last 15 years been the business manager for a three lawyer personal injury law firm in Palm Springs, Calif. In addition, until recently Mr. Bailey served as President and Chief Executive Officer and then Chairman of the Board of Entropin, Inc., a development-stage pharmaceutical company. Since being founded 22 years ago, Entropin has earned no revenue and has more than $38 million in cumulative losses. Entropin, along with Mr. Bailey and another officer, are currently defendants in state and federal class action securities fraud lawsuits alleging false statements relating to the future business prospects of that company.

BlueLine’s third nominee, William Moore, has spent his entire career working for medical device companies including Johnson & Johnson, Nellcor, Arzco and Natus Medical, (NASDAQ: BABY) a company he co-founded in 1990. Mr. Moore currently serves as a Chairman of the Compensation Committee and member of the Governance & Nominating Committees of Natus. Mr. Moore currently directs BlueLine’s healthcare investments. Stockholders should consider who has greater motivation to pursue value for the company’s stockholders, a director affiliated with the company’s largest stockholder today, or the director affiliated with Oxford, which sold all of its shares last year.

5.     How can stockholders vote in favor of BlueLine’s proposals

BlueLine has made the consent solicitation statement and voting instructions available on its website at www.BlueLinepartners.com. Stockholders who hold their shares through a broker or other nominee (i.e., in “street name”) and wish to vote for BlueLine’s proposals will need to forward the consent to their broker with instructions that their shares be voted in favor of BlueLine’s proposals. In most cases, this can be done via email. Anyone requiring assistance should contact Scott Shuda of BlueLine at 925-648-2085.

Additional Information and Where to Find It

BlueLine has filed a consent solicitation statement and other relevant materials with the Securities and Exchange Commission (“SEC”). Before making any voting decision with respect to the proposed solicitation, Criticare stockholders are urged to read the consent solicitation statement and other relevant materials because they will contain important information about the proposed solicitation. The consent solicitation statement and other relevant materials, and any other documents filed by BlueLine with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, copies of the consent statement are available at BlueLine’s website at www.BlueLinepartners.com or by mail to BlueLine, 4115 Blackhawk Plaza Circle, Danville, CA 94506, attention: Scott A. Shuda, telephone: 925-648-2085. You may also read and copy any reports, statements and other information filed with the SEC at the SEC public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Interests of Certain Persons in the Solicitation

BlueLine and its officers may be deemed to be participants in the solicitation of consents from Criticare stockholders in favor of the proposed consent solicitation. William M. Moore, an officer of BlueLine, has interests in the transaction that may differ from the interests of Criticare stockholders generally, inasmuch as he will be elected to the Criticare board of directors if the consent solicitation is successful. These interests are described in the consent solicitation statement.